Exhibit 99.1

[LOGO]	CapSource Financial, Inc. Taking Advantage of NAFTA

News Release
For Immediate Release – May 27, 2004
Company Web Site: www.capsource-financial.com

CapSource Financial, Inc. Announces Resignation of Steven Kutcher

(Boulder, Colorado) – CapSource Financial, Inc. announced today that Steven Kutcher has resigned as Chief Financial Officer effective June 30, 2004, and as a member of the Board of directors of the Company effective immediately. Mr. Kutcher is launching an independent consulting business and will continue to work with the Company in a consulting role to ensure a smooth transition. He joined the Company in December 2000. “Steve played an important part in the growth of the Company and has been a strong contributor to our management team, we wish him well,” said Randolph M. Pentel, Chairman of the Board of Directors.

About CapSource Financial, Inc.

CapSource Financial, Inc. was incorporated in 1996 to take advantage of the 1994 North American Free Trade Agreement (NAFTA) and the increased economic activity that NAFTA triggered when the world’s largest free trade area was created by linking 406 million people in Mexico, the U.S. and Canada producing more than $11 trillion worth of goods and services or about one-third of the world’s total GDP. After ten years, NAFTA has been a huge success. Mexico is now the United States’ second largest trading partner. Total trade among the three NAFTA countries has grown to $1.7 billion in goods crossing the borders each day. U.S. trade with Mexico has increased nearly 500 percent – from $48 billion to $239 billion since the passage of NAFTA. The vast majority of this trade moves by truck.

In addition to its RESALTA subsidiary, CapSource owns and manages a lease/rental fleet of over-the-road truck trailers and related equipment through its REMEX subsidiary, also based in Mexico City. CapSource’s common stock trades on the electronic bulletin board under the symbol CPSO.

For Additional Information Contact:   CapSource:   Fred Boethling at (888) 574-6744    or    CEOcast:   Ken Sgro (212) 732-4300;
Visit the Company’s website:   www.capsource-financial.com